Exhibit 2

The Company communicates that the materials pertaining to the Meeting and the information contained therein were provided by shareholder Société Mondiale Fundo de Investimento em Ações, through its manager Bridge Administradora de Recursos Ltda., and that, under CVM Instruction No. 481/09, such shareholder is responsible to the CVM for the information provided to the Company. The Company highlights that it is not responsible for the veracity, completeness or consistency of such information, nor does it confirm the terms of the call of the Meeting.

Oi S.A. – In Judicial Reorganization

CORPORATE TAXPAYERS’ REGISTRY (CNPJ/MF) No. 76.535.764/0001-43

BOARD OF TRADE (NIRE) No. 33 3 0029520-8

PUBLICLY-HELD COMPANY

CALL NOTICE

EXTRAORDINARY GENERAL SHAREHOLDERS’ MEETING

Société Mondiale Fundo de Investimento em Ações, registered under corporate taxpayers’ registry (CNPJ/MF) no. 20.588.268/0001-01, managed by Bridge Administradora de Recursos Ltda., CNPJ/MF No. 11.010.779/0001-42, holder of 6.18% of the capital stock of Oi S.A. – In Judicial Reorganization (“Company”), in accordance with Article 123, sole paragraph, item “c” of Law 6,404/76, calls the Company’s Shareholders to meet in an Extraordinary General Shareholders’ Meeting, to be held on September 8, 2016 at 4 p.m., at the Company’s headquarters, located at Rua do Lavradio No. 71, Centro, City and State of Rio de Janeiro, to deliberate the following items:

(1) Annulment of the Extraordinary General Shareholders’ Meeting (“EGM”) held on March 26, 2015. Decide on the invalidation of the extraordinary general shareholders’ meeting of Oi S.A. held on March 26, 2015, in which the terms and conditions of the Exchange Agreement and Call Option Agreement, both executed among Oi S.A., Portugal Telecom SGPS S.A. (currently called Pharol SGPS S.A. – “Pharol”) and others (the “Agreements”), were approved;

(2) Lawsuit for illicit acts conducted against the Company. Decide on the filing of a lawsuit and/or arbitration proceedings against Pharol, the principal shareholders of Pharol that may have participated in injurious acts towards Oi, and its wholly-owned subsidiary, Bratel B.V. (“Bratel”), for reparation of all damages caused to Oi S.A. due to the illicit acts perpetrated by Pharol in the payment of the shares subscribed under the Public Offering closed on May 6, 2014 (“Public Offering”), notably due to the transfer of overvalued and/or unsubstantiated assets in such payment of capital, as well as, if necessary, to request the cancellation of the Agreements;

(3) Lawsuit against the appraiser of assets contributed to capital. Decide upon the filing of a lawsuit and possible correlated measures against Banco Santander (Brasil) S.A. (“Santander”) for having contributed, significantly and decisively, through action or inaction, to damages caused to Oi S.A. during the subscription by Pharol of shares issued during the Public Offering, by preparing an incorrect appraisal report that did not reflect the economic reality of the assets contributed to the capital of Oi S.A.;

(4) Lawsuit against the current and former managers of Oi S.A. Decide upon the filing of a lawsuit, in individual votes, pursuant to Article 159 of the Brazilian Corporation Law and other applicable legal devices, whether judicial or arbitral, against, at least, without prejudice to other current or former managers that may be identified in the future: (a) Zeinal Abedin Mahomed Bava; (b) Shakhaf Wine; (c) Henrique Manuel Fusco Granadeiro; (d) Nuno Rocha dos Santos de Almeida e Vasconcellos; (e) Rafael Luis Mora Funes; (f) Luis Maria Viana Palha da Silva; (g) João Manuel Prisco de Castro; (h) Pedro Zañartu Gubert Morais Leitão; (i) Francisco Ravara Cary; and (j) Jorge Telmo Maria Freire Cardoso, due to the contribution, by commission or omission of each abovementioned person to the consummation of damages caused to Oi S.A., due to the subscription by Pharol of shares issued in the Public Offering with unsubstantiated assets, adopting all means necessary for the success of this lawsuit, including possible claims for the annulment of general shareholders’ meetings; and

(5) Decide upon the authorization for the management of Oi S.A. to adopt measures necessary for the implementation of what is to be resolved in relation to items “i” through “iv,” above, including the hiring of a top-tier independent auditor and other service providers to quantify accurately the damage to the Company, and to identify any other parties (management, former management and service providers in general) responsible for the commission of fraud against the Company.

GENERAL INSTRUCTIONS:

1. The documentation and information related to the issues to be deliberated at the Meeting were made available by the shareholder in the request for a call for a meeting, attached to the Material Fact dated August 1, 2016 (“Material Fact— Request for the Call of an Extraordinary General Shareholders’ Meeting”), disclosed by the Company’s management on its Investor Relations page (www.oi.com.br/ri), as well as on the website of the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários – CVM) (www.cvm.gov.br), in accordance with CVM Instruction No. 481/09, for examination by the Shareholders.

2. With respect to item “1” of the agenda, the shareholder highlights that each common and each preferred share has the right to one vote in the deliberation, in conformity with the CVM decisions contained in Official Letter No. 84/2015/CVM/SEP/GEA-2, which vetoed Pharol’s vote and authorized voting rights of preferred shareholders with respect to the Agreements, which occurred in March 26, 2015. As such, since the deliberation concerning the annulment of that meeting is being proposed now, there should be a guarantee of equal treatment of all shareholders, in other words, the blocking of Pharol’s (Bratel’s) vote and the authorization of voting rights for preferred shareholders.

3. Should the lawsuit against the Company’s management be approved, pursuant to item “4” of the agenda, and if the election of new management is required, the shareholder informs that the minimum participation rate to request the cumulative voting procedure for the election of members of the Board of Directors is 5% (five percent) of the voting shares, observing the legal timeframe of 48 hours (forty-eight hours) in advance of the Meeting for such a request, pursuant to CVM Instruction No. 165/91, as amended by CVM Instruction No. 282/98.

4. We request that any shareholder that wishes to participate in person or by proxy in the Meeting submit the following documents to Rua Humberto de Campos No. 425, 5th floor, Leblon, City of Rio de Janeiro – RJ, from 9 a.m. to 12 p.m. or from 2 p.m to 6 p.m., within 2 (two) business days prior to the Meeting, to the care of Corporate and M&A Management: (i) if a legal entity: certified copies of its Organizational Documents, Bylaws or Articles of Incorporation, as well as the minutes of the election of the Board of Directors (if applicable) and minutes of the election of the Management containing the election of the legal representative(s) that will be present at the Meeting; (ii) if an individual: certified copies of the shareholder’s legal identification and Individual Taxpayer Registration Number (Cadastro de Pessoas Físicas – CPF); and (iii) if an Investment Fund: certified copies of the Fund regulation and Bylaws or Articles of Incorporation of the Fund’s manager, as well as the minutes of the election of the legal representative(s) to be present at the Meeting. In addition to the documents in items (i), (ii), and (iii), as may be the case, when the shareholder is represented by a proxy, the shareholder must also submit, along with the abovementioned documents, the proxy’s mandate, with special powers and notarized, as well as certified copies of the legal identification and minutes of election of the legal representative(s) that signed the mandate that proves the powers of representation, in addition to the proxy’s legal identification and CPF. The measure is intended to expedite the registration of shareholders present at the Meeting.

5. The shareholders whose shares are registered under BOVESPA’s Fungible Custody of Registered Shares (Custódia Fungível de Ações Nominativas das Bolsas de Valores) and who wish to participate in this Meeting shall submit a statement of share ownership issued up to two (2) business days before the Meeting and provided by the custodian body.

Rio de Janeiro, August 9, 2016.

Société Mondiale Fundo de Investimento em Ações

Through its manager Bridge Administradora de Recursos Ltda.

(cf. authorization of Article 123, sole paragraph, item “c” of Law 6,404/76)